FOR IMMEDIATE RELEASE	Exhibit 99.1
September 6, 2012

GSI Group Announces Matthijs Glastra to become

Group President, Laser Products

Bedford, MA — GSI Group Inc. (NASDAQ: GSIG) (the “Company”, “we”, “our”, “GSI”), a global leader and supplier of laser-based solutions, precision motion and optical technologies to global industrial, electronics, medical, and scientific markets, today announced that Matthijs Glastra had agreed to join the company as Group President, Laser Products and to serve as a corporate officer. Mr. Glastra, will join GSI in the fourth quarter of 2012, after a notice period with his current employer. He will be based in the company’s Santa Clara, California site.

“I am extremely pleased to have Matthijs join the senior executive team at GSI. He is a highly talented business leader with a broad array of skills and a substantial track record of accomplishment,” said John Roush, GSI Group’s Chief Executive Officer. “Within our Laser Group, we have a significant agenda on both the strategic and execution fronts. I am excited to partner with Matthijs to drive our results in these areas,” said Mr. Roush.

Mr. Glastra joins GSI after a highly successful 18-year career with Philips, where he most recently served as CEO of Philips Entertainment Lighting. He previously served as Chief Operating Officer of Philips Lumileds, and general manager of various Philips business units including Philips LCD Backlighting and Philips Semiconductors. He also served as Director of Corporate Strategy in the Philips corporate headquarters. Mr. Glastra holds a Master of Science Degree in Applied Physics from Delft University of Technology, as well as an Advanced Engineering Degree in Applied Physics and Electronics from ESPCI in Paris, France, and an MBA from INSEAD.

Dave Clarke, who had been serving as a corporate officer, will be departing GSI, effective September 28, 2012. “I would like to thank Dave for his many contributions to the company during his 18-year tenure, which included serving as President of Synrad for 14 years. We wish him well in his future endeavors, some of which may involve business partnership with GSI,” added Mr. Roush.

About GSI

GSI Group Inc. designs, develops, manufactures and sells laser-based solutions (primarily lasers), laser scanning devices, and precision motion and optical technologies to electronics, industrial, medical, and scientific markets. GSI Group Inc.’s common shares are quoted on NASDAQ (GSIG).

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc., Investor Relations, at (781) 266-5137 or InvestorRelations@gsig.com.

GSI Group Inc., Corporate Offices

125 Middlesex Turnpike        Bedford, MA 01730-1409        Tel: 781-266-5700        Fax: 781-266-5114        www.gsig.com